Filed Pursuant to Rule 424(b)(5)
Registration No. 333-266663

Prospectus Supplement dated February 27, 2023

(To prospectus dated August 8, 2022)

$200,000,000

Common Stock

This prospectus supplement, or Supplement, supplements the prospectus, dated August 8, 2022, or Prospectus, relating to the offer and sale of shares of common stock, par value $0.01 per share, of FibroGen, Inc. from time to time through Goldman Sachs & Co. LLC, or Goldman Sachs, as our sales agent, pursuant to through an equity distribution agreement, or Distribution Agreement, entered into with Goldman Sachs on that date. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus.

This Supplement is being filed to reflect the amendment and restatement of the Distribution Agreement to include BofA Securities, Inc. as an additional sales agent. Accordingly, each reference to the term “sales agent” or “Goldman Sachs” in the Prospectus is hereby amended, to the extent appropriate in the context, to include BofA Securities, Inc. as an additional sales agent.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should review carefully and consider all of the information set forth in the prospectus and the documents incorporated by reference in the prospectus. See “Risk Factors” beginning on page 5 of the Prospectus and in the documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC	BofA Securities

The date of this Prospectus Supplement is February 27, 2023